Exhibit 99.1

The Men’s Wearhouse, Inc. News Release

For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2010 FIRST QUARTER RESULTS
•	Q1 2010 GAAP diluted EPS was $0.26 compared with Q1 2009 GAAP diluted EPS of $0.10

•	Company provides guidance for second quarter of fiscal 2010

•	Conference call at 5:00 pm Eastern today
HOUSTON — June 9, 2010 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the first quarter ended May 1, 2010.
First Quarter Sales Summary — Fiscal 2010

						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year		Change %	Current Year		Prior Year
Total Company	$473.5		$464.1		2.0%
MW	$318.3	(a)	$310.9	(a)	2.4%	2.4	%(b)	- 7.0	%(b)
K&G	$98.3		$104.5		-6.0%	- 4.9%		2.3%
United States	$426.1		$425.0		0.2%	0.5%		- 4.7%
Moores	$47.4		$39.1		21.3%	0.2	%(c)	- 4.3	%(c)

(a)	Total sales from retail stores and ecommerce.

(b)	Comparable store sales do not include ecommerce.

(c)	Comparable store sales change is based on the Canadian dollar.
Diluted earnings per share were $0.26 for the first quarter ended May 1, 2010. This compares to diluted earnings per share guidance given March 10, 2010 of $0.12 to $0.16. Prior year first quarter GAAP diluted earnings per share were $0.10.

FIRST QUARTER REVIEW
•	Total Company sales increased 2.0% for the quarter.
•	Clothing product sales, representing 77.8% of fiscal first quarter 2010 total net sales, increased 2.6% due mainly to a favorable change in the U.S./Canadian dollar exchange rate and an increase in Men’s Wearhouse comparable store sales resulting from increased store traffic levels.

•	Tuxedo rental sales, representing 15.2% of fiscal first quarter 2010 total net sales, increased 1.0%.
•	Gross margin before occupancy costs, as a percentage of total net sales, increased 105 basis points from 56.1% to 57.2%. Clothing product margins, as a percentage of related sales, increased 122 basis points due primarily to different promotional offerings, as well as the mix of products on promotion, in 2010 compared to 2009 and lower product costs. Tuxedo rental margins, as a percentage of related sales, increased 115 basis points due primarily to lower product costs.

•	Occupancy costs decreased, as a percentage of total net sales, by 92 basis points from 15.6% to 14.7%. On an absolute dollar basis, occupancy costs decreased 4.0% from $72.6 million in the prior year to $69.7 million due primarily to lower depreciation costs.

•	Selling, general, and administrative expenses were $179.7 million in the current year and increased 0.2% from the prior year’s SG&A of $179.2. As a percentage of total net sales, SG&A decreased 67 basis points from 38.6% to 37.9%.

•	Operating income was $21.4 million or 4.5% of total net sales compared to operating income of $8.8 million or 1.9% of total net sales for the same period last year.

•	Cash and cash equivalent balances as of the end of the first quarter of 2010 were $219.6 million.

•	Total inventories of $435.4 million declined 2.8% from the prior year first quarter of $448.0 million.

•	Current maturities of long-term debt were $45.8 million as of the end of the first quarter of 2010.

SECOND QUARTER 2010 GUIDANCE
•	For the second quarter of the fiscal year, the Company expects GAAP diluted earnings per share in a range of $0.75 to $0.78.

•	The Company anticipates comparable store sales at its MW stores to increase in the low single digit range, at K&G a decrease in the low to mid single digit range and at Moores a flat to low single digit increase. Included in this outlook is a low double digit increase in comparable store tuxedo rental revenues.

•	Total gross profit for the second quarter is expected to increase in the high single digit range from the prior year. Occupancy costs are expected to decrease in a low single digit range in absolute dollar terms. Selling, general and administrative expenses are expected to increase in the high single digit range from the prior year excluding the $3.2 million gift card breakage income recognized in the prior year second quarter. SG&A expenses excluding marketing expenses are expected to increase in the mid single digit range over the adjusted prior year quarter.

•	This guidance includes an estimated effective tax rate of 37.5% for the second quarter and an estimated effective tax rate of 36.0% for the full year.

•	Fully diluted shares outstanding of 52.765 million are estimated for the second quarter.
UPDATED CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, June 9, 2010, Company management will host a conference call and real time web cast to review the fiscal first quarter and its outlook for the second quarter of fiscal 2010.
To access the conference call, dial 480-629-9770. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through June 16, 2010 by calling 303-590-3030 and entering the access code of 4307183#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	May 1, 2010		May 2, 2009		January 30, 2010
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)	of Stores	(000’s)
Men’s Wearhouse	582	3,292.7	581	3,276.7	581	3,284.4
Men’s Wearhouse and Tux	447	614.1	478	651.9	454	623.4
Moores, Clothing for Men	117	735.5	117	732.7	117	734.6
K&G (a)	106	2,465.6	108	2,488.4	107	2,475.6
Total	1,252	7,107.9	1,284	7,149.7	1,259	7,118.0

(a)	95, 94 and 94 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,252 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. The Company operates websites at www.menswearhouse.com, www.mooresclothingformen.com and www.kgstores.com.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2010.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com.
CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
May 1, 2010 AND May 2, 2009
(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2010	Sales	2009	Sales	Dollar	%	Points

Net sales:
Clothing product	$368,371	77.80%	$359,062	77.36%	$9,309	2.59%	0.44
Tuxedo rental services	72,154	15.24%	71,419	15.39%	735	1.03%	(0.15)
Alteration and other services	32,941	6.96%	33,653	7.25%	(712)	(2.12%)	(0.29)

Total net sales	473,466	100.00%	464,134	100.00%	9,332	2.01%	0.00

Total cost of sales	272,394	57.53%	276,145	59.50%	(3,751)	(1.36%)	(1.96)

Gross margin (a)	201,072	42.47%	187,989	40.50%	13,083	6.96%	1.96

Selling, general and administrative expenses	179,650	37.94%	179,213	38.61%	437	0.24%	(0.67)

Operating income	21,422	4.52%	8,776	1.89%	12,646	144.10%	2.63

Net interest	(225)	(0.05%)	(160)	(0.03%)	(65)	(40.63%)	(0.01)

Earnings before income taxes	21,197	4.48%	8,616	1.86%	12,581	146.02%	2.62

Provision for income taxes	7,589	1.60%	3,360	0.72%	4,229	125.86%	0.88

Net earnings	$13,608	2.87%	$5,256	1.13%	$8,352	158.90%	1.74

Net earnings per diluted common share (b)	$0.26		$0.10

Weighted average diluted common shares outstanding:	52,628		51,955

(a)	Gross margin as a percentage of related sales:

	Three Months Ended
		% of		% of	Variance
		Related		Related			Basis
	2010	Sales	2009	Sales	Dollar	%	Points

Clothing margin	$201,058	54.58%	$191,605	53.36%	$9,453	4.93%	1.22
Tuxedo margin	60,828	84.30%	59,387	83.15%	1,441	2.43%	1.15
Alteration and other services margin	8,877	26.95%	9,563	28.42%	(686)	(7.17%)	(1.47)
Occupancy costs	(69,691)	(14.72%)	(72,566)	(15.63%)	2,875	3.96%	0.92

Gross margin	$201,072	42.47%	$187,989	40.50%	$13,083	6.96%	1.96

(b)	Calculated based on net earnings less net earnings allocated to participating securities.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	May 1,	May 2,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$219,562	$107,538
Short-term investments	—	17,707
Accounts receivable, net	24,640	24,858
Inventories	435,351	448,018
Other current assets	68,830	59,752

Total current assets	748,383	657,873
Property and equipment, net	336,771	378,510
Tuxedo rental product, net	101,731	120,083
Goodwill	60,780	57,622
Other assets, net	16,690	12,439

Total assets	$1,264,355	$1,226,527

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$99,720	$142,984
Accrued expenses and other current liabilities	136,183	127,868
Income taxes payable	2,826	3,461
Current maturities of long-term debt	45,780	—

Total current liabilities	284,509	274,313
Long-term debt	—	39,213
Deferred taxes and other liabilities	62,741	63,955

Total liabilities	347,250	377,481

Shareholders’ equity:
Preferred stock	—	—
Common stock	707	702
Capital in excess of par	329,030	316,034
Retained earnings	962,834	925,881
Accumulated other comprehensive income	37,304	19,055
Treasury stock, at cost	(412,770)	(412,626)

Total shareholders’ equity	917,105	849,046

Total liabilities and equity	$1,264,355	$1,226,527

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE THREE MONTHS ENDED
May 1, 2010 AND May 2, 2009
(In thousands)

	Three Months Ended
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$13,608	$5,256
Non-cash adjustments to net earnings:
Depreciation and amortization	18,690	22,222
Tuxedo rental product amortization	6,978	7,644
Other	9,335	7,867
Changes in assets and liabilities	663	20,313

Net cash provided by operating activities	49,274	63,302

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,099)	(15,035)

Net cash used in investing activities	(11,099)	(15,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	783	506
Payments on revolving credit facility	—	(25,000)
Cash dividends paid	(4,756)	(3,664)
Other financing activities	(2,037)	(1,697)

Net cash used in financing activities	(6,010)	(29,855)

Effect of exchange rate changes	1,379	1,714

INCREASE IN CASH AND CASH EQUIVALENTS	33,544	20,126
Balance at beginning of period	186,018	87,412

Balance at end of period	$219,562	$107,538